QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
ICG Communications, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-104237) on Form S-8 of ICG Communications, Inc. and subsidiaries of our report dated March 31, 2004, with respect to the consolidated balance sheets of ICG Communications, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2001, the period January 1, 2002 to October 11, 2002 (Predecessor Company), the period October 12, 2002 to December 31, 2002 (Reorganized Company), and the year ended December 31, 2003, and all related financial statement schedules, which reports appear in the December 31, 2003, annual report on Form 10-K of ICG Communications, Inc. and subsidiaries.

Our report refers to a change in accounting related to adoption of Statement of Financial Accounting Standard No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective October 11, 2002, and Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

Our report contains an explanatory paragraph that states that on October 10, 2002, the Company emerged from bankruptcy. The consolidated financial statements of the Reorganized Company reflect assets at reorganization value and liabilities at fair value under fresh-start reporting as of October 11, 2002. As a result, the financial statements of the Reorganized Company are presented on a different basis than those prior to the reorganization and, therefore, are not comparable in all material respects.

        Our report contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern.

KPMG LLP
Denver, Colorado
April 1, 2004

QuickLinks

Independent Auditors' Consent